Exhibit 21

List of Subsidiaries of the Registrant

Name	State of Incorporation
C2 Communications Technologies, Inc.	Delaware
C2 Investments Inc.	Delaware
I-Link Systems Inc.	Utah
Mibridge Inc.	Utah
Heritage Global LLC	Delaware
Equity Partners HG LLC	Delaware
Heritage Global Partners, Inc.	California
Heritage Global Partners UK Limited	N/A
Heritage Global Partners Germany GmbH	N/A
Heritage Global Partners Spain, S.L.	N/A
National Loan Exchange, Inc.	Illinois
Moving Images NY LLC	Delaware
Greystone Post Production Equipment	Delaware
FP Acquisitions LLC	Delaware
737 Gerrard Rd, LLC	Delaware
1701 Vine, LLC	Missouri